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Exhibit 21.1 CURRENT LIST OF SUBSIDIARIES

I.       First tier

         Lydall Filtration/Separation, Inc.
         Lydall Thermal/Acoustical, Inc.
         Lydall Transport, Ltd.
         Lydall International, Inc.
         Lydall FSC, Limited
         Lydall Finance, Inc.
         Sopatex, S.A.
         Lydall Deutschland Holding GmbH


II.      Second tier

         Charter Medical, Ltd.
         Lydall Thermal/Acoustical Sales, LLC
         Lydall Industrial Thermal Solutions, Inc.
         Lydall Membership, Inc.
         Trident II, Inc.
         Lydall Filtration/Separation Sales, Inc.
         Lydall Distribution Services, Inc.
         Axohm Industries, S.A.
         Lydall Gerhardi GmbH & Co KG


III.     Third tier

         Lydall  Industrial Thermal Sales/Service, LLC

IV.      Fourth tier

         Affinity Industries Asia LLC